EXHIBIT 99.3

PPL Corporation

Offer to Exchange

7 3/4% PEPSSM Units, Series B and

a Cash Payment
For the 7 3/4% PEPSSM Units (Cusip No. 69352F204)
Pursuant to, and subject to the terms and conditions described in, the Prospectus Dated November 17, 2003

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5 P.M., NEW YORK CITY TIME, ON DECEMBER 18, 2003, UNLESS EARLIER TERMINATED OR EXTENDED BY PPL CORPORATION

November 17, 2003

To Brokers, Dealers, Commercial Banks,

     Trust Companies and other Nominees:

      PPL Corporation (“PPL”) is offering to exchange 7 3/4% Premium Equity Participating Security Units (PEPSSM Units), Series B (the “New PEPS Units”) plus a cash payment of $0.375 for each validly tendered and accepted 7 3/4% Premium Equity Participating Security Units (PEPSSM Units) (the “Outstanding PEPS Units”).

      Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus (as defined below).

      The exchange offer is made on the terms and are subject to the conditions set forth in PPL’s preliminary prospectus dated November 17, 2003 (as may be amended or supplemented from time to time, the “Prospectus”) and the accompanying Letter of Transmittal, including the condition that the Outstanding PEPS Units remain listed on the New York Stock Exchange, or the NYSE, and the minimum condition that there are validly tendered at the expiration of the exchange offer at least 35% of the Outstanding PEPS Units. In the event that PPL determines there is any likelihood that the NYSE continued-listing condition may not be met, PPL may accept a pro rata amount of the Outstanding PEPS Units tendered in the offer in order to ensure that the Outstanding PEPS Units continue to be listed on the NYSE.

      We will not pay any fees or commissions to you for soliciting tenders of Outstanding PEPS Units pursuant to the exchange offer.

      We are asking you to contact your clients for whom you hold Outstanding PEPS Units. For your use and for forwarding to those clients, we are enclosing copies of the Prospectus, as well as a Letter of Transmittal and a Notice of Guaranteed Delivery for the Outstanding PEPS Units.

      We are also enclosing a printed form of letter which you may send to your clients, with space provided for obtaining their instructions with regard to the Exchange Offer. We urge you to contact your clients as promptly as possible.

      Innisfree M&A Incorporated has been appointed Information Agent for the Exchange Offer. Any inquiries you may have with respect to the exchange offer should be addressed to the Information Agent or to the Dealer Manager, at the respective addresses and telephone numbers as set forth on the back cover of the Prospectus. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

PPL CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE EXCHANGE AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.